Exhibit 8.1

SUBSIDIARIES OF ARDAGH METAL PACKAGING S.A.

The following table provides information relating to our principal operating subsidiaries, all of which are wholly owned, at December 31, 2024.

Country of
Company	incorporation
Ardagh Metal Packaging Manufacturing Austria GmbH	Austria
Ardagh Metal Packaging Trading Austria GmbH	Austria
Ardagh Metal Packaging Brasil Ltda	Brazil
Ardagh Indústria de Embalagens Metálicas do Brasil Ltda.	Brazil
Ardagh Metal Packaging Trading France SAS	France
Ardagh Metal Packaging France SAS	France
Ardagh Metal Packaging Germany GmbH	Germany
Ardagh Metal Packaging Trading Germany GmbH	Germany
Ardagh Metal Packaging Trading Netherlands B.V.	Netherlands
Ardagh Metal Packaging Netherlands B.V.	Netherlands
Ardagh Metal Packaging Trading Poland Sp. z o.o	Poland
Ardagh Metal Packaging Poland Sp. z o.o	Poland
Ardagh Metal Packaging Trading Spain SLU	Spain
Ardagh Metal Packaging Spain SLU	Spain
Ardagh Metal Packaging Europe GmbH	Switzerland
Ardagh Metal Packaging Trading UK Limited	United Kingdom
Ardagh Metal Packaging UK Limited	United Kingdom
Ardagh Metal Packaging USA Corp.	United States

A number of the above legal entities act as subsidiary guarantor for the debt of Ardagh Metal Packaging S.A. at December 31, 2024.